Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Amarin Corporation plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, par value 50 pence each (1)	457(c) and 457(h)	16,927,178 (2)	$0.865 (3)	$14,642,008.97	$ 0.00014760	$2,161.16

Total Offering Amounts					$14,642,008.97		$2,161,16

Total Fee Offsets							$0

Net Fee Due							$2,161,16

(1)
American Depositary Shares (“ADSs”), evidenced by American Depositary Receipts, issuable upon deposit of Ordinary Shares, par value 50 pence each (“Ordinary Shares”), of Amarin Corporation plc (“Amarin” or the “Company”) are registered on a separate registration statement. Each ADS represents one Ordinary Share.
(2)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover such additional securities which become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transactions.

The Amarin Corporation plc 2020 Stock Incentive Plan (the “2020 Plan”) as amended by Amendment No. 1, Amendment No. 2 and Amendment No. 3 thereto (the “Plan Amendments”) authorizes the issuance of a maximum number of Ordinary Shares equal to (i) 60,000,000 Ordinary Shares plus (ii) 10,871,184 Ordinary Shares that were available for grant under the Amarin Corporation plc 2011 Stock Incentive Plan, as amended (the “2011 Plan”), as of July 13, 2020 (i.e., the date the 2020 Plan was approved by Amarin’s shareholders). Ordinary Shares subject to grants under the 2020 Plan, the 2011 Plan and Amarin’s 2002 Stock Option Plan that were outstanding as of July 13, 2020 but subsequently expire, are forfeited, surrendered, canceled or otherwise terminated in whole or in part, without Shares being issued (but excluding Shares tendered or held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding), may be made available for subsequent grants under the 2020 Plan at the discretion of the Remuneration Committee of the Amarin Board of Directors. The 2020 Plan was approved by shareholders at the Annual General Meeting of Shareholders of Amarin Corporation plc held on July 13, 2020 and 60,871,184 Ordinary Shares were previously registered on the Company’s Registration Statement on Form S-8 (File No. 333-240321) filed with the Securities and Exchange Commission (the “Commission”) on August 4, 2020, the Company’s Registration Statement on Form S-8 (File No. 333-266611) filed with the Commission on August 5, 2022 and the Company’s Registration Statement on Form S-8 (File No. 333-273592) filed with the Commission on August 2, 2023. The Ordinary Shares being registered on this Registration Statement represent the 10,000,000 additional Ordinary Shares authorized by the Plan Amendment plus 6,927,178 Ordinary Shares underlying awards that expired, were forfeited, surrendered, canceled or otherwise terminated in whole or in part, without Shares being issued (but excluding Shares tendered or held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding), under the 2011 Plan subsequent to July 21, 2023 that may be made available for grants under the Plan (pursuant to the Plan).

(3)
The price of $0.865 per share, which is the average of the high and low sale prices of the Ordinary Shares of the registrant as quoted on the Nasdaq Global Market on April 25, 2024, is set forth solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and has been used as these shares are without a fixed price.